Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-262659) and related Prospectus of QuantumScape Corporation for the registration of 15,221,334 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 28, 2022, with respect to the consolidated financial statements of QuantumScape Corporation, and the effectiveness of internal control over financial reporting of QuantumScape Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

April 6, 2022